PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED OCTOBER 23, 1996)


                                   [STAT LOGO]


                                859,166 SHARES OF
                                  COMMON STOCK

                             62,500 CLASS A WARRANTS

                                  -------------

THIS PROSPECTUS SUPPLEMENT INCLUDES FORWARD-LOOKING STATEMENTS BASED ON CURRENT PLANS AND EXPECTATIONS OF STAT HEALTHCARE, INC. AND SHOULD BE READ IN CONJUNCTION WITH ITS PROSPECTUS DATED OCTOBER 23, 1996, AS SUPPLEMENTED BY THE PROSPECTUS SUPPLEMENT DATED NOVEMBER 19, 1996. SUCH STATEMENTS RELATE TO, AMONG OTHER MATTERS, PROPOSED ACQUISITIONS AND ESTIMATES OF AMOUNTS THAT ARE NOT YET DETERMINABLE. SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH MAY CAUSE ACTUAL FUTURE ACTIVITIES AND REVENUES TO BE MATERIALLY DIFFERENT FROM THAT SUGGESTED BELOW, INCLUDING AMONG OTHERS, THE RISK THAT PROPOSED ACQUISITIONS ARE NOT CONSUMMATED OR ARE NOT SUCCESSFUL, AND CHANGES IN REIMBURSEMENT PRACTICES OR RATES OR IN APPLICABLE GOVERNMENT REGULATIONS, AS WELL AS OTHER FACTORS DESCRIBED IN THE PROSPECTUS DATED OCTOBER 23, 1996 AND THE PROSPECTUS SUPPLEMENT DATED NOVEMBER 19, 1996.

                               RECENT DEVELOPMENTS

ANTICIPATED EMERGENCY MEDICAL SERVICES CONTRACTS

STAT Healthcare, Inc. ("STAT") anticipates that in December 1996 one of its affiliated physician groups will enter into contracts ("Contracts") to provide emergency medical services at up to seven hospitals in the Southeastern United States. As currently proposed, the Contracts will have a one-year initial term commencing on January 1, 1997 with provisions for automatic renewal unless terminated by either party, and may be terminated by the hospitals in certain circumstances, including unsatisfactory service by STAT or its affiliated physician group. STAT estimates that revenues from the Contracts in the year ending December 31, 1997 will aggregate approximately $10 million. No assurance can be given that the Contracts will be obtained, or that if obtained the Contracts will generate estimated revenues or profit margins consistent with STAT's existing business.

If the Contracts are obtained, an unaffiliated corporation ("Contractor") will provide certain management services to STAT related to the Contracts and for which Contractor will receive from STAT a one-time start-up fee of $1.5 million. STAT would also have the right to purchase Contractor, and may be required to purchase Contractor, in either case for a purchase price of $1.25 million on the first anniversary of the Contracts if such contracts are extended for a second year. STAT would further be required to pay to the shareholders of Contractor an additional $1.25 million on the second anniversary of the Contracts if such contracts are extended for a third year.

OTHER POTENTIAL ACQUISITIONS

STAT and its affiliated physician groups are involved in various stages of negotiations to acquire additional emergency medical services contracts and existing dialysis treatment centers. However, no assurance can be given that any potential acquisition will be consummated.

                               -----------------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 27, 1996.